EXECUTION COPY

IRWIN UNION BANK AND TRUST COMPANY,

as Servicer

IRWIN WHOLE LOAN HOME EQUITY TRUST 2005-C,

as Issuer

and

U.S. BANK NATIONAL ASSOCIATION,

as Indenture Trustee

______________________

SERVICING AGREEMENT

Dated as of August 5, 2005

______________________

-i-

(continued)

-ii-

(continued)

-iii-

This is a Servicing Agreement, dated as of August 5, 2005, among Irwin Union Bank and Trust Company (the “Servicer”), Irwin Whole Loan Home Equity Trust 2005-C (the “Issuer”) and U.S. Bank National Association (the “Indenture Trustee”).

W I T N E S S E T H T H A T:

WHEREAS, pursuant to the terms of the Loan Purchase Agreement, DLJ Mortgage Capital, Inc. (in such capacity, the “Seller”) will sell to Credit Suisse First Boston Mortgage Acceptance Corp. (in such capacity, the “Depositor”) the Loans together with the Loan Files on the Closing Date and thereafter all Additional Balances created on or after the Cut-off Date;

WHEREAS, the Depositor will sell the Loans and all of its rights under the Loan Purchase Agreement to the Issuer, together with the Loan Files on the Closing Date and thereafter all Additional Balances relating thereto created on or after the Cut-off Date;

WHEREAS, pursuant to the terms of the Trust Agreement, the Issuer will issue and transfer the Certificates to the Depositor;

WHEREAS, pursuant to the terms of the Indenture, the Issuer will issue and transfer the Notes to the Depositor; and

WHEREAS, pursuant to the terms of this Servicing Agreement, the Servicer will service the Loans directly or through one or more Subservicers;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

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ARTICLE I

Definitions

Section 1.01     Definitions. For all purposes of this Servicing Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Definitions contained in Appendix A to the Indenture dated as of August 5, 2005 (the “Indenture”), between the Issuer and the Indenture Trustee, which is incorporated by reference herein. All other capitalized terms used herein shall have the meanings specified herein.

Section 1.02     Other Definitional Provisions. (a) All terms defined in this Servicing Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(b)        As used in this Servicing Agreement and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in this Servicing Agreement or in any such certificate or other document, and accounting terms partly defined in this Servicing Agreement or in any such certificate or other document, to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles. To the extent that the definitions of accounting terms in this Servicing Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under generally accepted accounting principles, the definitions contained in this Servicing Agreement or in any such certificate or other document shall control.

(c)        The words “hereof,” “herein,” “hereunder” and words of similar import when used in this Servicing Agreement shall refer to this Servicing Agreement as a whole and not to any particular provision of this Servicing Agreement; Section and Exhibit references contained in this Servicing Agreement are references to Sections and Exhibits in or to this Servicing Agreement unless otherwise specified; and the term “including” shall mean “including without limitation;” “or” shall include “and/or;” and the term “proceeds” shall have the meaning ascribed thereto in the UCC.

(d)        The definitions contained in this Servicing Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as the feminine and neuter genders of such terms.

(e)        Any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; references to a Person are also to its permitted successors and assigns.

Section 1.03     Interest Calculations. All calculations of interest hereunder that are made in respect of the Principal Balance of a Loan shall be made in accordance with the Mortgage

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Note. The calculation of the Servicing Fee shall be made on the basis of a 30-day month and a year assumed to consist of 360 days.

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ARTICLE II

Representations and Warranties

Section 2.01     Representations and Warranties Regarding the Servicer. The Servicer represents and warrants to the Issuer and for the benefit of the Indenture Trustee, as of the Closing Date:

(i)         The Servicer is a bank duly organized and validly existing under the laws of the State of Indiana and has full power and authority to own its assets and to transact the business in which it is currently engaged. The Servicer (including, where appropriate, through its Affiliates and subsidiaries) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or properties owned or leased by it requires such qualification and in which the failure to so qualify would have a material adverse effect on the business, properties, assets, or condition (financial or otherwise) of the Servicer;

(ii)         The Servicer has full power and authority to make, execute, deliver and perform this Servicing Agreement and all of the transactions contemplated under this Servicing Agreement (including, where appropriate, through its subsidiaries), and has taken all necessary corporate action to authorize the execution, delivery and performance of this Servicing Agreement. When executed and delivered, this Servicing Agreement will constitute the legal, valid and binding obligation of the Servicer enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by the availability of equitable remedies;

(iii)        The Servicer is not required to obtain the consent of any other Person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Servicing Agreement, except for such consent, license, approval or authorization, or registration or declaration, as shall have been obtained or filed, as the case may be;

(iv)        The execution and delivery of this Servicing Agreement and the performance of the transactions contemplated hereby by the Servicer will not violate any material provision of any existing law or regulation or any order or decree of any court applicable to the Servicer or any provision of the articles or bylaws of the Servicer, or constitute a material breach of any mortgage, indenture, contract or other agreement to which the Servicer is a party or by which the Servicer may be bound;

(v)        No litigation or administrative proceeding of or before any court, tribunal or governmental body is currently pending, or to the knowledge of the Servicer threatened, against the Servicer or any of its properties or with respect to this Servicing Agreement or the Securities which in the opinion of the Servicer has a reasonable likelihood of resulting in a material adverse effect on the transactions contemplated by

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this Servicing Agreement and no Loan serviced pursuant to this Servicing Agreement is subject to any litigation described under the section titled “The Originator and the Servicer—Legal Proceedings” in the Prospectus Supplement, dated August 3, 2005, relating to the Securities; and

(vi)        The Servicer is a member of MERS in good standing, and will comply in all material respects with the rules and procedures of MERS in connection with the servicing of the Loans that are registered with MERS.

Section 2.02     Representations and Warranties of the Issuer. The Issuer hereby represents and warrants to the Servicer and for the benefit of the Indenture Trustee, as of the Closing Date:

(i)         The Issuer is a statutory trust duly formed and in good standing under the laws of the State of Delaware and has full power, authority and legal right to execute and deliver this Servicing Agreement and to perform its obligations under this Servicing Agreement, and has taken all necessary action to authorize the execution, delivery and performance by it of this Servicing Agreement; and

(ii)         The execution and delivery by the Issuer of this Servicing Agreement and the performance by the Issuer of its obligations under this Servicing Agreement will not violate any provision of any law or regulation governing the Issuer or any order, writ, judgment or decree of any court, arbitrator or governmental authority or agency applicable to the Issuer or any of its assets. Such execution, delivery, authentication and performance will not conflict with, or result in a breach or violation of, any mortgage, deed of trust, lease or other agreement or instrument to which the Issuer is bound.

Section 2.03     Breaches of Representations and Warranties; Notice. Upon the discovery by the Servicer, the Indenture Trustee or the Issuer of a breach of any of the representations and warranties made in the Loan Purchase Agreement, in respect of any Loan which materially and adversely affects the interests of the Securityholders, the party discovering such breach or existence shall give prompt written notice to the other parties hereto, the Seller, the Depositor and the Custodian. The Servicer, upon its discovery of such a breach or after notification of such a breach by another party, pursuant to the Loan Purchase Agreement, Custodial Agreement or otherwise, shall promptly notify the Seller of such breach and request that, pursuant to the terms of the Loan Purchase Agreement, the Seller either (i) cure such breach, or in the case of a breach which has the effect of making a Group 2 Loan fail to be a “qualified mortgage” within the meaning of Section 860G of the Internal Revenue Code, in all material respects within 120 days from the date the Seller was notified of such breach or (ii) repurchase such Loan from the Issuer at the price and in the manner set forth in Section 1 or Section 3 of the Loan Purchase Agreement; provided that the Seller shall, subject to compliance with all the conditions set forth in the Loan Purchase Agreement, have the option to substitute an Eligible Substitute Loan or Loans for such Loan, provided that in the case of the substitution of a Group 2 Loan, such substitution occurs within two years following the Closing Date. Payments due with respect to Eligible Substitute Loans in the month of substitution shall not be transferred to the Issuer and will be retained by the Servicer and remitted by the Servicer to the Seller on the next succeeding Payment Date provided a payment at least equal to the applicable Monthly Payment has been

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received by the Issuer for such month in respect of the Loan to be removed. The Servicer shall amend or cause to be amended the Loan Schedule to reflect the removal of such Loan and the substitution of the Eligible Substitute Loans and the Servicer shall promptly deliver the amended Loan Schedule to the Owner Trustee and the Indenture Trustee.

Upon receipt of the Repurchase Price, or upon completion of such substitution, the Servicer shall notify the Custodian and then the Custodian shall, pursuant to the terms of the Custodial Agreement, deliver the Loan Files to the Servicer, together with all relevant endorsements and assignments prepared by the Servicer which the Indenture Trustee shall execute.

In connection with the substitution of one or more Eligible Substitute Loans for one or more Deleted Loans, the Servicer shall determine the Substitution Amount therefor (after application of the principal portion of the Monthly Payments due in the month of substitution that are to be distributed to the Custodial Account in the month of substitution) and notify the Seller of such amount to be deposited into the Custodial Account pursuant to the Loan Purchase Agreement.

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ARTICLE III

Administration and Servicing of Loans

Section 3.01     The Servicer. (a) The Servicer, either itself or through a subservicer, shall service and administer the Loans in accordance with this Servicing Agreement and Accepted Servicing Practices, and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which the Servicer may deem necessary or desirable and consistent with the terms of this Servicing Agreement and with Accepted Servicing Practices. The Servicer shall service and administer the Loans through the exercise of the same care that it customarily employs for its own account. Consistent with the terms of this Servicing Agreement, the Servicer may waive, modify or vary any term of any Loan or consent to the postponement of any such term or in any manner grant indulgence to any Mortgagor if in the Servicer’s reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Indenture Trustee or the Securityholders. Without limiting the generality of the foregoing, the Servicer shall continue, and is hereby authorized and empowered, to prepare, execute and deliver, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Loans and with respect to the Mortgaged Properties. Notwithstanding the foregoing, the Servicer may not modify or permit any Subservicer to modify any Group 2 Loan (including without limitation any modification that would change the Mortgage Interest Rate, forgive the payment of any principal or interest (unless in connection with the liquidation of the related Loan) or extend the final maturity date of such Loan) unless such Loan is in default or, in the judgment of the Servicer, such default is reasonably foreseeable.

The Servicer is authorized and empowered by the Indenture Trustee, in its own name, when the Servicer believes it appropriate in its reasonable judgment to register any Loan on the MERS® System, or cause the removal from the registration of any Loan on the MERS® System, to execute and deliver, on behalf of the Indenture Trustee, any and all instruments of assignment and other comparable instruments with respect to such assignment or re-recording of a Mortgage in the name of MERS. MERS will be named as holder of the loan solely as nominee for the Indenture Trustee and its successors and assigns.

Unless a different time period is stated in this Servicing Agreement, the Indenture Trustee shall be deemed to have given consent in connection with a matter under this Servicing Agreement if the Indenture Trustee does not affirmatively grant or deny consent within five (5) Business Days from the date the Indenture Trustee receives a second written request for consent for such matter from the Servicer.

The Servicer shall fully report, to the extent of standard Fidelity reporting capabilities, its borrower credit files related to the Loans to Equifax Credit Information Services, Inc., TransUnion LLC and Experian in a timely manner. When required by law or it is otherwise prudent to do so, the Servicer may suspend credit reporting for any Loan.

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If the Mortgage relating to a Loan did not have a lien senior to the Loan on the related Mortgaged Property as of the Cut-off Date, then the Servicer, in such capacity, may not consent to the placing of a lien senior to that of the Mortgage on the related Mortgaged Property. If the Mortgage relating to a Loan had a lien senior to the Loan on the related Mortgaged Property as of the Cut-off Date, then the Servicer, in such capacity, may consent to the refinancing of the prior senior lien, provided, that such refinancing conforms to the Servicer’s standard subordination underwriting guidelines which shall at all times conform with Accepted Servicing Practices and the provisions of this Servicing Agreement.

The relationship of the Servicer (and of any successor to the Servicer as servicer under this Servicing Agreement) to the Issuer under this Servicing Agreement is intended by the parties to be that of an independent contractor and not that of a joint venturer, partner or agent.

(b)        The Servicer may enter into Subservicing Agreements with Subservicers for the servicing and administration of certain of the Loans. Each Subservicer of a Loan shall be entitled to receive and retain, as provided in the related Subservicing Agreement and in Section 3.02, the related Subservicing Fee from payments of interest received on such Loan after payment of all amounts required to be remitted to the Servicer in respect of such Loan. References in this Servicing Agreement to actions taken or to be taken by the Servicer in servicing the Loans include actions taken or to be taken by a Subservicer on behalf of the Servicer. Each Subservicing Agreement will be upon such terms and conditions as are not inconsistent with this Servicing Agreement and as the Servicer and the Subservicer have agreed. With the approval of the Servicer, a Subservicer may delegate its servicing obligations to third-party servicers, but such Subservicers will remain obligated under the related Subservicing Agreements. The Servicer and the Subservicer may enter into amendments to the related Subservicing Agreements; provided, however, that any such amendments shall not cause the Loans to be serviced in a manner that would be materially inconsistent with the standards set forth in this Servicing Agreement. The Servicer shall be entitled to terminate any Subservicing Agreement in accordance with the terms and conditions thereof and without any limitation by virtue of this Servicing Agreement; provided, however, that in the event of termination of any Subservicing Agreement by the Servicer or the Subservicer, the Servicer shall either act as servicer of the related Loan or enter into a Subservicing Agreement with a successor Subservicer which will be bound by the terms of the related Subservicing Agreement. Notwithstanding any Subservicing Agreement, any of the provisions of this Servicing Agreement relating to agreements or arrangements between the Servicer or a Subservicer or reference to actions taken through a Subservicer or otherwise, the Servicer shall remain obligated and liable to the Indenture Trustee and the Issuer for the servicing and administering of the Loans in accordance with the provisions of this Section 3.01 without diminution of such obligation or liability by virtue of such Subservicing Agreements or arrangements or by virtue of indemnification from the Subservicer and to the same extent and under the same terms and conditions as if the Servicer alone were servicing and administering the Loans. The Servicer shall be entitled to enter into any agreement with a Subservicer for indemnification of the Servicer and nothing contained in this Servicing Agreement shall be deemed to limit or modify such indemnification.

From and after the Closing Date, the Servicer agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Servicer’s behalf, to personally, by telephone, by mail, or electronically by

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e-mail or through the internet or otherwise, solicit the borrower or obligor under any Loan to refinance the Loan, in whole or in part, without the prior written consent of the Issuer. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors to refinance any Loans and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Issuer on the Closing Date and the Servicer shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Servicer or any affiliate of the Servicer which are directed to the general public at large, or segments thereof, provided that no segment shall consist primarily of the borrowers or obligors under the Loans, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 3.01. This Section 3.01 shall not be deemed to preclude the Servicer or any of its affiliates from soliciting any Mortgagor for any other financial products or services. The Servicer shall use its best efforts to prevent the sale of the name of any Mortgagor to any Person who is not an affiliate of the Servicer.

In the event that the rights, duties and obligations of the Servicer are terminated hereunder, any successor to the Servicer in its sole discretion may, to the extent permitted by applicable law, terminate the existing Subservicing Agreement with any Subservicer in accordance with the terms of the applicable Subservicing Agreement or assume the terminated Servicer’s rights and obligations under such subservicing arrangements which termination or assumption will not violate the terms of such arrangements.

As part of its servicing activities hereunder, the Servicer, for the benefit of the Securityholders, shall use reasonable efforts to enforce the obligations of each Subservicer under the related Subservicing Agreement, to the extent that the non-performance of any such obligation would have a material adverse effect on a Loan. Such enforcement, including, without limitation, the legal prosecution of claims, termination of Subservicing Agreements and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as the Servicer would employ in its good faith business judgment and require were it the owner of the related Loans and which are normal and usual in its general mortgage servicing activities. The Servicer shall pay the costs of such enforcement at its own expense, and shall be reimbursed therefor only (i) from a general recovery resulting from such enforcement to the extent, if any, that such recovery exceeds all amounts due in respect of the related Loan or (ii) from a specific recovery of costs, expenses or attorneys fees against the party against whom such enforcement is directed.

Section 3.02 Collection of Certain Loan Payments.

(a)        The Servicer shall make reasonable efforts to collect all payments called for under the terms and provisions of the Loans, and shall, to the extent such procedures are consistent with this Servicing Agreement, Accepted Servicing Practices and any related insurance policy, follow such collection procedures as it would employ in its good faith business judgment and which are normal and usual in its general mortgage servicing activities and consistent with the procedures that the Servicer employs in servicing all other Loans in its servicing portfolio with characteristics similar to these of the Loans. Consistent with the foregoing, and without limiting the generality of the foregoing, the Servicer may in its discretion waive any late payment charge,

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prepayment charge or penalty interest or other fees which may be collected in the ordinary course of servicing such Loan. The Servicer may also extend the Due Date for payment due on a Loan, provided, however, that the Servicer shall first determine that any such waiver or extension will not impair the coverage of any related insurance policy or materially adversely affect the lien of the related Mortgage (except as described below) or the interests of the Securityholders. Consistent with the terms of this Servicing Agreement and without limiting the generality of the foregoing, the Servicer may also:

(i)	waive, modify or vary any term of any Loan;

(ii)	consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor;

(iii)	arrange with a Mortgagor a schedule for the payment of principal and interest due and unpaid;

(iv)	forgive any portion of the amounts contractually owed under the Loan;

(v)	reset the Due Date for the Loan; or

(vi)	any combination of the foregoing;

if in the Servicer’s determination such waiver, modification, postponement or indulgence, arrangement or other action referred to above is not materially adverse to the interests of the Securityholders and is generally consistent with the Servicer’s policies with respect to mortgage loans similar to the Loans. Such Loans will not be considered “delinquent” for the purposes of the Basic Documents so long as the Mortgagor complies with the terms of such waiver, modification, postponement or indulgence.

(b)        The Servicer shall establish a Custodial Account, which shall be an Eligible Account in which the Servicer shall deposit or cause to be deposited any amounts representing payments and collections in respect of the Loans received by it subsequent to the Cut-off Date (other than in respect of the payments referred to in the following paragraph) within two Business Days following receipt thereof (or otherwise on or prior to the Closing Date), including the following payments and collections received or made by it (without duplication):

(i)         all payments of principal or interest on the Loans received by the Servicer or by any Subservicer, net of any late fees, Prepayment Penalties or other amounts to be retained by the Servicer under this Servicing Agreement;

(ii)         Net Liquidation Proceeds including any related Foreclosure Profit, net of any late fees, Prepayment Penalties or other amounts to be retained by the Servicer under this Servicing Agreement;

(iii)        any amounts deposited by the Servicer in connection with any REO pursuant to the Loan Purchase Agreement;

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(iv)        insurance proceeds, other than Net Liquidation Proceeds, resulting from any insurance policy maintained on a Mortgaged Property, except for insurance proceeds for the repair or restoration of the related Mortgaged Property or released to the related Mortgagor in accordance with Accepted Servicing Practices, the related Loan File or applicable law;

(v)        all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with the Seller’s normal servicing procedures, the documents in the Mortgage File or applicable law.

(vi)        all proceeds (including the Repurchase Price) of any Loans repurchased by the Seller pursuant to the Loan Purchase Agreement, and all Substitution Adjustment Amounts required to be deposited by the Seller in connection with the substitution of an Eligible Substitute Loan pursuant to the Loan Purchase Agreement;

(vii)       any amounts required to be deposited in the Custodial Account pursuant to Section 3.08; and

(viii) amounts required to be paid by the Servicer pursuant to Section 3.04;

provided, however, that with respect to each Collection Period, the Servicer shall be permitted to retain from payments in respect of interest on the Loans in a related Loan Group, the Servicing Fee for such Loan Group for such Collection Period. The foregoing requirements respecting deposits to the Custodial Account are exclusive, it being understood that, without limiting the generality of the foregoing, the Servicer need not deposit in the Custodial Account Prepayment Penalties, amounts representing fees (including annual fees) or late charge penalties payable by Mortgagors (such amounts to be retained as additional servicing compensation in accordance with Section 3.09 hereof), or amounts received by the Servicer for the accounts of Mortgagors for application towards the payment of taxes, insurance premiums, assessments and similar items. In the event any amount not required to be deposited in the Custodial Account is so deposited, the Servicer may at any time withdraw such amount from the Custodial Account, any provision herein to the contrary notwithstanding.

The Servicer may cause the institution maintaining the Custodial Account to invest any funds in the Custodial Account in Permitted Investments, which shall mature not later than the next Determination Date and which shall not be sold or disposed of prior to its maturity. Except as provided above, all income and gain realized from any such investment shall inure to the benefit of the Servicer and shall be subject to its withdrawal or order from time to time. The amount of any losses incurred in respect of the principal amount of any such investments shall be deposited in the Custodial Account by the Servicer out of its own funds immediately as realized.

(c)        The Servicer will require each Subservicer to hold all funds constituting collections on the Loans, pending remittance thereof to the Servicer, in one or more accounts meeting the requirements of an Eligible Account, and, if applicable, invested in Permitted Investments.

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(d)        The Servicer may, with the prior written consent of the Indenture Trustee, transfer a Custodial Account to a different Eligible Account from time to time.

Section 3.02     Withdrawals from the Custodial Account. The Servicer shall, from time to time as provided herein, make withdrawals from the Custodial Account for the following purposes:

(i)         on each Determination Date, from Group 2 Principal Collections, to pay to the Servicer the amount of any Additional Balances as and when created during the related Collection Period provided, however, that in no event shall such withdrawals exceed the Additional Balance Advance Amount as of the immediately preceding Payment Date and to pay the Servicer any Reimbursable Excluded Amounts received during the related Collection Period;

(ii)         on each Determination Date, after giving effect to the withdrawal set forth in clause (i) above, the Servicer shall determine the aggregate amounts to be withdrawn from the Custodial Account and applied pursuant to Section 3.05(a) of the Indenture and, prior to the close of business on the Business Day prior to the related Payment Date, shall withdraw such amounts from the Custodial Account and deposit such amounts into the Payment Account, to be distributed by the Paying Agent in accordance with and in the order or priority set forth in Section 3.05(a) of the Indenture for such Payment Date, in accordance with the Servicing Certificate;

(iii)        to the extent deposited to the Custodial Account, to reimburse itself or the related Subservicer for previously unreimbursed expenses incurred in maintaining individual insurance policies pursuant to Section 3.04, or Liquidation Expenses paid pursuant to Section 3.07 or otherwise reimbursable pursuant to the terms of this Servicing Agreement (to the extent not payable pursuant to Section 3.09), such withdrawal right being limited to amounts received on particular Loans which represent late recoveries of the payments for which such advances were made, or from related Liquidation Proceeds or the proceeds of the purchase of such Loan;

(iv)        to pay to itself out of each payment received on account of interest on a Loan for a related Loan Group as contemplated by Section 3.09, an amount equal to the related Servicing Fee for such Loan Group (to the extent not retained pursuant to Section 3.02), and to pay to any Subservicer any Subservicing Fees not previously withheld by the Subservicer;

(v)        to pay to itself as additional servicing compensation any interest or investment income earned on funds deposited in the Custodial Account that it is entitled to withdraw pursuant to Section 3.02(b);

(vi)        to pay to the Seller, with respect to any Loan or property acquired in respect thereof that has been repurchased by or otherwise transferred to the Seller, all amounts received thereon and not required to be distributed to Securityholders as of the date on which the related Repurchase Price is determined;

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(vii)       in the event that Liquidation Proceeds, if applicable, received in respect of a Loan are not sufficient to cover all unreimbursed expenses for which the Servicer is entitled to reimbursement hereunder, the Servicer may reimburse itself for such expenses out of funds held in the Custodial Account;

(viii)      to transfer funds to another Eligible Account in accordance with Section 3.02(d) hereof;

(ix)        to withdraw any other amount deposited in the Custodial Account that was not required to be deposited therein pursuant to Section 3.02; and

(x)        to clear and terminate the Custodial Account upon the termination of this Servicing Agreement.

Since, in connection with withdrawals pursuant to clauses (i), (iii) and (iv), the Servicer’s entitlement thereto is limited to collections or other recoveries on the related Loan, the Servicer shall keep and maintain separate accounting, on a Loan by Loan basis, for the purpose of justifying any withdrawal from the Custodial Account pursuant to such clauses. Notwithstanding any other provision of this Servicing Agreement, the Servicer shall be entitled to reimburse itself for any previously unreimbursed expenses incurred pursuant to Section 3.07 or otherwise reimbursable pursuant to the terms of this Servicing Agreement that the Servicer determines to be otherwise nonrecoverable, by withdrawal from the Custodial Account of amounts on deposit therein attributable to the Loans on any Business Day prior to the Payment Date succeeding the date of such determination.

Section 3.03 Maintenance of Hazard Insurance; Property Protection Expenses.

(a)        With respect to each Loan, the Servicer shall maintain accurate records reflecting the fire and casualty insurance coverage maintained by the related Mortgagors with respect to the Mortgaged Properties in accordance with its normal servicing practices. The Servicer shall, if it has received notice of a default or deficiency in respect of the payment of any ground rents, taxes, assessments, water rates or casualty insurance premiums or other charges that are or may become a Lien upon the related Mortgaged Property, notify the related Mortgagor on the related Mortgaged Property.

(b)        To the extent permitted under the related Loan File, and to the extent the Servicer receives notice that a hazard insurance policy has been cancelled, the Servicer shall, to the extent consistent with its normal servicing practices, cause to be maintained for each Loan hazard insurance naming the Servicer or the related Subservicer as loss payee thereunder, and providing extended coverage in an amount at least equal to the lesser of (i) the maximum insurable value of the improvements securing such Loan from time to time or (ii) the principal balance owing on such Loan from time to time. The Servicer shall monitor the maintenance of any such hazard insurance so obtained in accordance with its normal servicing practices.

(c)        The Servicer shall cause to be maintained with respect to any REO, fire insurance with extended coverage in an amount at least equal to the amount necessary to avoid the application of any co-insurance clause contained in the related hazard insurance policy.

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Amounts collected by the Servicer under any such policies, other than amounts to be applied to the restoration or repair of Mortgaged Property or REO or amounts released to the Mortgagor in accordance with the Servicer’s normal servicing practices, shall be deposited into the Custodial Account to the extent provided in Section 3.02.

(d)        If, upon the origination of a Loan, the related Mortgaged Property was in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, and flood insurance has been made available, the Servicer shall cause to be maintained, to the extent required by the related Loan File, a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration with a generally acceptable insurance carrier, in an amount representing coverage at least equal to the lesser of (i) the unpaid Principal Balance of such Loan, (ii) the full insurable value of such Mortgaged Property or (iii) the maximum amount of insurance available under the Flood Disaster Protection Act of 1973, as amended. With respect to any REO, the Servicer shall also maintain, if applicable, flood insurance in an amount at least equal to the lesser of (i) the maximum insurable value of the improvements that are a part of such property and (ii) the Principal Balance owing on the related Loan at the time of foreclosure or grant of deed in lieu of foreclosure plus accrued interest and related Liquidation Expenses.

(e)        Pursuant to Section 3.02, any amounts collected by the Servicer under any insurance policy maintained pursuant to this Section, other than amounts to be applied to the restoration or repair of Mortgaged Property or released to a Mortgagor in accordance with the Servicer’s normal servicing practices, shall be deposited into the Custodial Account, subject to withdrawal pursuant to Section 3.03. Any cost incurred by the Servicer in maintaining any such insurance shall be added to the amount owing under the related Loan where the terms of the related Loan File so permit; provided, that the addition of any such cost shall not be taken into account for purposes of calculating the Principal Balance of such Loan. Such costs shall be recoverable by the Servicer pursuant to Section 3.03.

(f)         The Servicer shall be under no obligation to maintain or require any Mortgagor to maintain earthquake, title or other additional insurance, and shall be under no obligation itself to maintain any such additional insurance on property acquired in respect of any Loan, other than pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance.

Section 3.04    Modification Agreements. The Servicer or the related Subservicer, as the case may be, shall be entitled to (A) execute assumption agreements, modification agreements, substitution agreements, and instruments of satisfaction or cancellation or of partial or full release or discharge, or any other document contemplated by this Servicing Agreement and other comparable instruments with respect to the Loans and with respect to the Mortgaged Properties subject to the Mortgages (and the Issuer and the Indenture Trustee each shall promptly execute any such documents on request of the Servicer) and (B) approve the granting of an easement thereon in favor of another Person, any alteration or demolition of the related Mortgaged Property or other similar matters, in each case if it has determined, exercising its good faith business judgment in the same manner as it would if it were the owner of the related Loan, that the security for, and the timely and full collectability of, such Loan would not be adversely affected thereby, and provided further that, in the case of a Group 2 Loan, the Servicer shall have

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received an Opinion of Counsel to the effect that such partial release will not result in an Adverse REMIC Event. Any fee collected by the Servicer or the related Subservicer for processing such request will be retained by the Servicer or such Subservicer as additional servicing compensation.

Section 3.05    Trust Estate; Loan Files. (a) When required by the provisions of this Servicing Agreement, the Issuer or the Indenture Trustee shall execute instruments to release property from the terms of the Trust Agreement, Indenture or Custodial Agreement, as applicable, or convey the Issuer’s or the Indenture Trustee’s interest in the same, in a manner and under circumstances which are not inconsistent with the provisions of this Servicing Agreement. No party relying upon an instrument executed by the Issuer or the Indenture Trustee as provided in this Section 3.06 shall be bound to ascertain the Issuer’s or the Indenture Trustee’s authority, inquire into the satisfaction of any conditions precedent or see to the application of any monies.

(b)        If from time to time the Servicer shall deliver to the Custodian copies of any written assurance, assumption agreement or substitution agreement or other similar agreement pursuant to Section 3.05, the Servicer may in accordance with the terms of the Custodial Agreement, cause the Custodian to determine if each of such documents purports to be an original executed copy (or a copy of the original executed document if the original executed copy has been submitted for recording and has not yet been returned) and, if so, shall file such documents, and upon receipt of the original executed copy from the applicable recording office or receipt of a copy thereof certified by the applicable recording office shall file such originals or certified copies with the Loan Files. If any such documents submitted by the Servicer do not meet the above qualifications, (i) the Servicer may, in accordance with the terms of the Custodial Agreement, cause the Custodian to promptly return such documents to the Servicer and (ii) the Servicer shall forward the correct documentation to the Custodian.

(c)        Upon receipt of a request for release delivered via e-mail, substantially in the form attached hereto as Exhibit C, from the Servicer (each a “Request for Release”), that indicates that a Loan has been the subject of a final payment or a prepayment in full and the related Loan has been terminated or that substantially all Liquidation Proceeds which have been determined by the Servicer in its reasonable judgment to be finally recoverable have been recovered, and upon deposit to the Custodial Account of such final monthly payment, prepayment in full together with accrued and unpaid interest to the date of such payment with respect to such Loan or, if applicable, Liquidation Proceeds, the Servicer shall cause the Custodian to promptly release the Loan Files to the Servicer pursuant to the terms of the Custodial Agreement, along with such documents as the Servicer or the Mortgagor may request to evidence satisfaction and discharge of such Loan, and the Indenture Trustee shall execute any documents delivered to it and reasonably requested in connection therewith, without recourse, representation or warranty. If from time to time and as appropriate for the servicing or foreclosure of any Loan, the Servicer requests the Custodian to release the Loan Files and delivers to the Custodian a Request for Release to the Custodian, pursuant to the terms of the Custodial Agreement the Custodian will release the Loan Files to the Servicer. The Servicer shall return promptly to the Custodian the Loan Files when the Servicer’s need therefor no longer exists, unless the related Loan has been liquidated (provided, however, that the Servicer shall indicate that such Loan has been or is to be liquidated in the related Request for Release).

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Section 3.06    Realization Upon Defaulted Loans; Loss Mitigation. With respect to the Loans that come into and continue in default, the Servicer shall decide whether to (i) foreclose upon the Mortgaged Properties securing such Loans, (ii) write off the unpaid principal balance of the Loans as bad debt, (iii) take a deed in lieu of foreclosure, (iv) accept a short sale (a payoff of the Loan for an amount less than the total amount contractually owed in order to facilitate a sale of the Mortgaged Property by the Mortgagor) or permit a short refinancing (a payoff of the Loan for an amount less than the total amount contractually owed in order to facilitate refinancing transactions by the Mortgagor not involving a sale of the Mortgaged Property), (v) arrange for a repayment plan, (vi) agree to a modification in accordance with this Servicing Agreement, (vii) sell the defaulted and written off debt to a third party, or (viii) take an unsecured note, in connection with a negotiated release of the lien of the Mortgage in order to facilitate a settlement with the Mortgagor; in each case subject to the rights of any related first lien holder; provided that in connection with the foregoing if the Servicer has actual knowledge that any Mortgaged Property is affected by hazardous or toxic wastes or substances and that the acquisition of such Mortgaged Property would not be commercially reasonable, then the Servicer will not cause the Issuer or the Indenture Trustee to acquire title to such Mortgaged Property in a foreclosure or similar proceeding. In connection with such decision, the Servicer shall follow such practices (including, in the case of any default on a related senior mortgage loan, the advancing of funds to correct such default if deemed to be appropriate by the Servicer) and procedures as it shall deem necessary or advisable and as shall be normal and usual in its general mortgage servicing activities; provided that the Servicer shall not be liable in any respect hereunder if the Servicer is acting in connection with any such foreclosure or attempted foreclosure which is not completed or other conversion in a manner that is consistent with the provisions of this Servicing Agreement. The foregoing is subject to the proviso that the Servicer shall not be required to expend its own funds in connection with any foreclosure or attempted foreclosure or towards the correction of any default on a related senior mortgage loan or restoration of any property unless it shall determine that (i) such expenditure will increase the related Net Liquidation Proceeds and (ii) such expenses will be recoverable by the Servicer through Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property. In the event of a determination by the Servicer that any such expenditure previously made pursuant to this Section 3.07 will not be reimbursable from Liquidation Proceeds, the Servicer shall be entitled to reimbursement of its funds so expended pursuant to Section 3.03.

Notwithstanding any provision of this Servicing Agreement, a Loan may be deemed to be finally liquidated if substantially all amounts expected by the Servicer to be received in connection with the related defaulted Loan have been received. The Servicer may retain a Subservicer to sell or perform collection activities with respect to a Loan that is 180 days or more delinquent, and any subsequent collections (less the applicable subservicing fee) which shall be deemed Liquidation Proceeds with respect to any such Loan and the Servicer shall deposit the Net Liquidation Proceeds therefrom into the Custodial Account. For purposes of determining the amount of any Liquidation Proceeds or Insurance Proceeds, or other unscheduled collections, the Servicer may take into account minimal amounts of additional receipts expected to be received or any estimated additional Liquidation Expenses expected to be incurred in connection with the related defaulted Loan.

In the event that title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be issued to the Servicer, if required by

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local law in order to enforce such foreclosure or by deed in lieu of foreclosure, who shall hold the same on behalf of the Issuer in accordance with the Indenture. Notwithstanding any such acquisition of title and cancellation of the related Loan, such Mortgaged Property shall (except as otherwise expressly provided herein) be considered to be an outstanding Loan held as an asset of the Issuer until such time as such property shall be sold.

Section 3.07    Issuer and Indenture Trustee to Cooperate. On or before each Payment Date, the Servicer will notify the Indenture Trustee or the Custodian, with a copy to the Issuer, of the termination of or the payment in full and the termination of any Loan during the preceding Collection Period. Upon receipt of payment in full, the Servicer is authorized to execute, pursuant to the authorization contained in Section 3.01, if the assignments of Mortgage have been recorded if required under the Loan Purchase Agreement, an instrument of satisfaction regarding the related Mortgage, which instrument of satisfaction shall be recorded by the Servicer if required by applicable law and be delivered to the Person entitled thereto and, if applicable, to cause the removal from the registration on the MERS® System of such Mortgage. It is understood and agreed that any expenses incurred in connection with such instrument of satisfaction or transfer shall be reimbursed from amounts deposited in the Custodial Account. From time to time and as appropriate for the servicing or foreclosure of any Loan, the Indenture Trustee or the Custodian shall, pursuant to the terms of the Custodial Agreement, upon request of the Servicer and delivery to the Indenture Trustee or Custodian, with a copy to the Issuer, of a Request for Release, signed by a Servicing Officer, release or cause to be released the related Loan File to the Servicer and the Issuer or Indenture Trustee shall promptly execute such documents, in the forms provided by the Servicer, as shall be necessary for the prosecution of any such proceedings or the taking of other servicing actions. Such trust receipt shall obligate the Servicer to return the Loan File to the Indenture Trustee or the Custodian (as specified in such receipt) when the need therefor by the Servicer no longer exists unless the Loan shall be liquidated, in which case, upon receipt of a certificate of a Servicing Officer similar to that hereinabove specified, the trust receipt shall be released to the Servicer.

In order to facilitate the foreclosure of the Mortgage securing any Loan that is in default following recordation of the assignments of Mortgage in accordance with the provisions of the Loan Purchase Agreement, the Indenture Trustee or the Issuer shall, if so requested in writing by the Servicer, promptly execute an appropriate assignment in the form provided by the Servicer to assign such Loan for the purpose of collection to the Servicer (any such assignment shall unambiguously indicate that the assignment is for the purpose of collection only), and, upon such assignment, such assignee for collection will thereupon bring all required actions in its own name and otherwise enforce the terms of the Loan and deposit or credit the Net Liquidation Proceeds, inclusive of Foreclosure Profits, received with respect thereto in the Custodial Account.

In the event that all delinquent payments due under any such Loan are paid by the Mortgagor and any other defaults are cured, then the assignee for collection shall promptly reassign such Loan to the Indenture Trustee and return all Loan Files to the place where the related Loan File was being maintained.

In connection with the Issuer’s obligation to cooperate as provided in this Section 3.08 and all other provisions of this Servicing Agreement requiring the Issuer to authorize or permit

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any actions to be taken with respect to the Loans, the Indenture Trustee, expressly agrees, on behalf of the Issuer, to take all such actions on behalf of the Issuer and to promptly execute and return all instruments reasonably required by the Servicer in connection therewith.

Section 3.08 Servicing Compensation; Payment of Certain Expenses by Servicer.

             The Servicer shall be entitled to receive the Servicing Fee in accordance with Sections 3.02 and 3.03 as compensation for its services in connection with servicing the Loans. Moreover, additional servicing compensation in the form of Prepayment Penalties, late payment charges, investment income on amounts in the Custodial Account or the Payment Account and other receipts not required to be deposited in the Custodial Account as specified in Section 3.02 shall be retained by the Servicer. The Servicer shall be required to pay all expenses incurred by it in connection with its normal and customary activities hereunder and shall not be entitled to reimbursement therefor.

Section 3.09    Annual Statement as to Compliance. The Servicer will deliver to the Issuer, the Underwriter and the Indenture Trustee as of March 31 of each year, beginning with 2006, an Officers’ Certificate stating, as to each signatory thereof, that (i) a review of the activities of the Servicer during the preceding calendar year and of performance under this Servicing Agreement has been made under such officers’ supervision, and (ii) to the best of such officers’ knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Servicing Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status thereof. Copies of such statement shall be provided by the Servicer to the Issuer, the Underwriter and the Indenture Trustee upon request.

Section 3.10    Annual Servicing Report. On or before March 31st each year, beginning in 2006, the Servicer at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Issuer, the Indenture Trustee, the Depositor, the Underwriter and each Rating Agency to the effect that such firm has examined certain documents and records relating to the Servicer’s servicing of mortgage loans of the same type as the Loans pursuant to servicing agreements substantially similar to this Servicing Agreement, which servicing agreements may include this Servicing Agreement, and that, on the basis of such an examination, conducted substantially in compliance with the Uniform Single Attestation Program for Mortgage Bankers or the Audit Guide for HUD Approved Title II Approved Mortgagees and Loan Correspondent Programs, such firm is of the opinion that the Servicer’s servicing has been conducted in compliance with the servicing agreements examined pursuant to this Section 3.11, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement. In rendering such statement, such firm may rely, as to matters relating to the direct servicing of such Loans by Subservicers, upon comparable statements for examinations conducted by independent public accountants substantially in accordance with standards established by the American Institute of Certified Public Accountants (rendered within one year of such statement) with respect to such Subservicers.

Section 3.11    Access to Certain Documentation and Information Regarding the Loans. Whenever required by statute or regulation, the Servicer shall provide to any Securityholder

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upon reasonable request (or a regulator for a Securityholder) or the Indenture Trustee, reasonable access to the documentation regarding the Loans, such access being afforded without charge but only upon reasonable request and during normal business hours at the offices of the Servicer. Nothing in this Section 3.12 shall derogate from the obligation of the Servicer to observe any applicable law prohibiting disclosure of information regarding the Mortgagors and the failure of the Servicer to provide access as provided in this Section 3.12 as a result of such obligation shall not constitute a breach of this Section 3.12.

Section 3.12 Maintenance of Certain Servicing Insurance Policies.

(a)        The Servicer shall maintain with a responsible company, and at its own expense, a banker's blanket fidelity bond (a "Fidelity Bond") and a mortgage errors and omissions insurance policy (an "Errors and Omissions Policy"), in amounts as required by FNMA and FHLMC and as are commercially available and at costs that are not generally regarded as excessive by industry standards. Any fidelity bond shall protect against dishonest act of officers and employees. Any such Fidelity Bond or Errors and Omissions Policy shall not be canceled or modified by the Servicer in a manner materially adverse to the Indenture Trustee without the prior written consent of the Indenture Trustee.

(b)        The Servicer shall be deemed to have complied with this provision if any of its Affiliates has such a Fidelity Bond and Errors and Omissions Policy and, by the terms of such policy, the coverage afforded thereunder extends to the Servicer. The Servicer shall cause each Subservicer to maintain an Errors and Omissions Policy and a Fidelity Bond meeting the requirements of this Section.

Section 3.13    Information Required by the Internal Revenue Service and Reports of Foreclosures and Abandonments of Mortgaged Property. The Servicer shall prepare and deliver all federal and state information reports when and as required by all applicable state and federal income tax laws. In particular, with respect to the requirement under Section 6050J of the Code to the effect that the Servicer or Subservicer shall make reports of foreclosures and abandonments of any mortgaged property for each year beginning in 2004, the Servicer or Subservicer shall file reports relating to each instance occurring during the previous calendar year in which the Servicer (i) on behalf of the Issuer, acquires an interest in any Mortgaged Property through foreclosure or other comparable conversion in full or partial satisfaction of a Loan, or (ii) knows or has reason to know that any Mortgaged Property has been abandoned. The reports from the Servicer or Subservicer shall be in form and substance sufficient to meet the reporting requirements imposed by Section 6050J and Section 6050H (reports relating to mortgage interest received) of the Code.

Section 3.14 Periodic Filings.

(a)        The Servicer shall reasonably cooperate with the Indenture Trustee and the Depositor in connection with the Trust’s satisfying the reporting requirements under the Exchange Act.

The Indenture Trustee shall use its best efforts to provide to the Servicer at the end of each fiscal quarter the Form 8-K filings related to the Form 10-K filing due on each

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March 31st. In any event, no later than March 1st of each year, the Indenture Trustee shall provide to the Servicer copies of the Form 8-K filings related to the Form 10-K filing due on that March 31st pursuant to Section 6.16 of the Indenture. No later than March 10th of each year, the Indenture Trustee shall provide to the Servicer the form of Form 10-K filing for the Servicer to review in order to comply with its obligation under Section 3.15(b).

(b)        Not later than March 15 of each year, the Servicer shall sign a certification in the form attached hereto as Exhibit D (the “Servicer Certification”) for the benefit of the Depositor, the Indenture Trustee and their respective officers, directors and affiliates regarding certain aspects of items 1, 2, 3, 4 and 5 of the Depositor Certification. In addition, the Servicer shall indemnify and hold harmless the Depositor, the Indenture Trustee and their respective officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach of the Servicer’s obligations under this Servicing Agreement or a breach of the representations made in the Servicer Certification. If the indemnification provided for herein is unavailable or insufficient to hold harmless such Persons, then the Servicer shall contribute to the amount paid or payable by such Persons as a result of the losses, claims, damages or liabilities of such Persons in such proportion as is appropriate to reflect the relative fault of the Depositor or Indenture Trustee on the one hand and the Servicer on the other. The Servicer acknowledges that the Depositor and the Indenture Trustee are relying on the Servicer’s performance of its obligations under this Servicing Agreement in order to perform their respective obligations under Section 6.16 of the Indenture.

(c)        If the Commission issues additional interpretative guidance or promulgates additional rules or regulations, or if other changes in applicable law occur, that would require the reporting arrangements, or the allocation of responsibilities with respect thereto, described in this Section 3.15, to be conducted differently than as described, the Servicer, the Issuer and the Indenture Trustee will reasonably cooperate to amend the provisions of this Section 3.15 in order to comply with such amended reporting requirements and such amendment of this Section 3.15. Any such amendment shall not require the consent of the Rating Agencies as described in Section 8.01. Notwithstanding the foregoing, the Issuer, the Servicer and the Indenture Trustee shall not be obligated to enter into any amendment pursuant to this Section 3.15 that adversely affects its obligations and immunities under this Agreement.

Section 3.15 HELOC Draws; Excluded Amounts.

(a)        The Servicer shall be obligated to fund any Draws with respect to any HELOC in accordance with the terms of the of the related Loan. Unless such Additional Balance constitutes an Excluded Amount, it shall automatically be sold and transferred to the Issuer. With respect to each Additional Balance transferred to the Issuer, the Issuer as assignee of the Purchaser shall pay or cause to be paid to the Servicer or its designee the purchase price for such Additional Balance equal to the amount of the related Draw in one of the following ways, as applicable, a cash payment pursuant to Section 3.03(i) in an amount, if then available from Group 2 Principal Collections during the related Collection Period, from funds on deposit in the Custodial Account or, so long as no Amortization Event is in effect, by an increase to the Additional Balance Advance Amount with such Additional Balance Advance Amount reimbursed to the Servicer pursuant to section 5.01(a) of the Trust Agreement. The Servicer

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hereby acknowledges that the Additional Balance Advance Amount is only reimbursable pursuant to the terms of the Indenture and the Trust Agreement and that such amounts shall constitute an advance on behalf of the Issuer and that the Servicer does not own any interest in the related Loan. Additional Balances comprising the Additional Balance Advance Amount shall be an asset of the Trust Estate but not be an asset of REMIC I or REMIC II.

(b)        The Servicer hereby acknowledges that if an Amortization Event is in effect, it shall be responsible to fund all Draws and that such Draws shall be Excluded Amounts and shall not constitute a part of the Additional Balance Advance Amount but shall be the property of the Servicer. Principal and interest payments made by the related Mortgagor or other collections in respect of a Group 2 Loan and the related Excluded Amount received during any Collection Period shall be allocated between such Group 2 Loan and the related Excluded Amount on a pro rata basis and shall only be reimbursed to the Servicer (the “Reimbursable Excluded Amount”) based on a pro rata allocation between the related Excluded Amount and the Principal Balance of the related HELOC in proportion to the respective amounts outstanding as of the end of the calendar month preceding such Collection Period. Any such Reimbursable Excluded Amount may be withdrawn by the Servicer from the Custodial Account pursuant to Section 3.03(i) hereof.

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ARTICLE IV

Servicing Certificate

Section 4.01     Statements to Securityholders. (a) With respect to each Payment Date, on the Business Day following the related Determination Date, the Servicer shall forward to the Indenture Trustee a report containing the information found on their servicing system (Fidelity) in reports P139, P195, S214 and S215 and any additional information reasonably available to the Servicer as the Indenture Trustee may reasonably request in order for the Indenture Trustee to perform the calculations necessary to prepare the statements contemplated by this Section 4.01 (the “Servicing Certificate”). Based solely on the information provided by the Servicer, upon which information it may conclusively rely without verification, the Indenture Trustee pursuant to Section 3.25 of the Indenture shall make available on its website initially located at “www.usbank.com/abs” to each Securityholder, the Depositor, the Owner Trustee, the Certificate Paying Agent and each Rating Agency, the Servicing Certificate setting forth the following information, together with the other information set forth in the monthly statement prepared by the Indenture Trustee pursuant to Section 3.25 of the Indenture, as to the Notes and Certificates, to the extent applicable:

(i)         the aggregate amount of (a) the Group I Interest Remittance Amount, (b) the Group I Principal Remittance Amount, (b) the Group 2 Interest Remittance Amount, (c) Group 2 Principal Remittance Amount, (d) the Additional Balance Advance Interest Distribution Amount and (e) Substitution Amounts for each Loan Group;

(ii)         amounts paid in respect of the Additional Balances from the Custodial Account;

(iii)        with respect to each Loan Group the number and Aggregate Loan Balance of the Loans in such Loan Group as of the end of the related Collection Period;

(iv)        with respect to each Loan Group, the number and aggregate Principal Balances of Loans (a) as to which the Monthly Payment is Delinquent for 30-59 days, 60-89 days and 90 or more days, respectively, (b) that are foreclosed, (c) that have become REO, and (d) that have been finally liquidated due to being 180 days or more delinquent, in each case as of the end of the related Collection Period assuming twelve, thirty day months; provided, however, that such information will not be provided on the statements relating to the first Payment Date;

(v)        with respect to each Loan Group, the weighted average Mortgage Interest Rate for the related Collection Period;

(vi)        whether or not as an Amortization Event is in effect for the related Payment Date;

(vii)       the Excluded Amounts, if any, received for the applicable Collection Period;

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(viii)      with respect to each Loan Group, the aggregate Servicing Fees for the related Collection Period; and

(ix)        with respect to each Loan Group, the aggregate amount recovered during the related Collection Period consisting of all subsequent recoveries on any Loan that was 180 days or more delinquent.

The Servicer shall also forward to the Indenture Trustee any other information reasonably requested by the Indenture Trustee necessary to make distributions pursuant to Section 3.05 of the Indenture. The Servicer agrees to perform the obligations of the Servicer set forth in Section 8.02 of the Trust Agreement set forth in Article XI of the Indenture. Prior to the close of business on the Business Day next succeeding each Determination Date, the Servicer shall furnish a written statement to the Certificate Paying Agent and the Indenture Trustee setting forth the aggregate amounts required to be withdrawn from the Custodial Account and deposited into the Payment Account prior to the related Payment Date pursuant to Section 3.03. The determination by the Servicer of such amounts shall, in the absence of obvious error, be presumptively deemed to be correct for all purposes hereunder and the Owner Trustee and Indenture Trustee shall be protected in relying upon the same without any independent check or verification. In addition, upon the Issuer’s written request, the Servicer shall promptly furnish information reasonably requested by the Issuer that is reasonably available to the Servicer to enable the Issuer to perform its federal and state income tax reporting obligations.

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ARTICLE V

Payment Account

Section 5.01     Payment Account. The Indenture Trustee shall establish and maintain a Payment Account titled “U.S. Bank National Association, as Indenture Trustee, for the benefit of the Securityholders and the Certificate Paying Agent pursuant to the Indenture, dated as of the Closing Date, between Irwin Whole Loan Home Equity Trust 2005-C and U.S. Bank National Association.” The Payment Account shall be an Eligible Account. On each Payment Date, amounts on deposit in the Payment Account will be distributed by the Indenture Trustee in accordance with Section 3.05 of the Indenture.

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ARTICLE VI

The Servicer

Section 6.01     Liability of the Servicer. The Servicer shall be liable in accordance herewith only to the extent of the obligations specifically imposed upon and undertaken by the Servicer herein. The Servicer shall defend and indemnify the Owner Trustee, the Indenture Trustee, the Issuer, the Seller and the Securityholders against any and all costs, expenses, losses, damages, claims or liabilities, including reasonable fees and expenses of counsel and expenses of litigation, arising from third party claims or actions (including penalties or fees imposed by any governmental or regulatory body or agency) in respect of any action taken by the Servicer with respect to any Loan or Mortgaged Property constituting a failure by the Servicer to perform its obligations under this Servicing Agreement. This indemnity shall survive any Event of Default (but a Servicer’s obligations under this Section 6.01 shall not relate to any actions of any subsequent Servicer after an Event of Default) and any payment of the amount owing under, or any repurchase by the Seller of, any such Loan.

Section 6.02     Merger or Consolidation of, or Assumption of the Obligations of, the Servicer. Any corporation into which the Servicer may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Servicer shall be a party, or any corporation succeeding to the business of the Servicer, shall be the successor of the Servicer, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

The Servicer may assign its rights and delegate its duties and obligations under this Servicing Agreement; provided that the Person accepting such assignment or delegation shall be a Person which is qualified to service mortgage loans similar to those in the Trust Estate, is reasonably satisfactory to the Indenture Trustee and the Issuer, is willing to service the Loans and executes and delivers to the Indenture Trustee and the Issuer an agreement, in form and substance reasonably satisfactory to the Indenture Trustee and the Issuer, which contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the Servicer under this Servicing Agreement; provided further that each Rating Agency’s rating of the Securities in effect immediately prior to such assignment and delegation will not be qualified, reduced, or withdrawn as a result of such assignment and delegation (as evidenced by a letter to such effect from each Rating Agency); and provided further that the Owner Trustee receives an Opinion of Counsel to the effect that such assignment or delegation shall not cause the Issuer to be treated as a corporation for federal or state income tax purposes. Any Person accepting such assignment or delegation shall be considered “reasonably satisfactory” to the Indenture Trustee and the Issuer if the Indenture Trustee or the Issuer, as applicable, does not object to such assignment within 30 days after notification from the Servicer of such proposed assignment to such Person.

Section 6.03     Limitation on Liability of the Servicer and Others. Neither the Servicer nor any of the directors or officers or employees or agents of the Servicer shall be under any liability to the Issuer, the Owner Trustee, the Indenture Trustee or the Securityholders for any

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action taken or for refraining from the taking of any action in good faith pursuant to this Servicing Agreement, provided, however, that this provision shall not protect the Servicer or any such Person against any liability which would otherwise be imposed by reason of its willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or by reason of its reckless disregard of its obligations and duties hereunder. The Servicer and any director or officer or employee or agent of the Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Servicer and any director or officer or employee or agent of the Servicer shall be indemnified by the Issuer and held harmless against any loss, liability or expense incurred in connection with any legal action relating to this Servicing Agreement or the Securities, other than any loss, liability or expense incurred by reason of its willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or by reason of its reckless disregard of its obligations and duties hereunder. The Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Loans in accordance with this Servicing Agreement, and which in its opinion may involve it in any expense or liability; provided, however, that the Servicer may in its sole discretion undertake any such action which it may deem necessary or desirable in respect of this Servicing Agreement, and the rights and duties of the parties hereto and the interests of the Securityholders. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Issuer, and the Servicer shall be entitled to be reimbursed therefor. The Servicer’s right to indemnity or reimbursement pursuant to this Section 6.03 shall survive any resignation or termination of the Servicer pursuant to Section 6.04 or 7.01 with respect to any losses, expenses, costs or liabilities arising prior to such resignation or termination (or arising from events that occurred prior to such resignation or termination).

Section 6.04     Servicer Not to Resign. Subject to the provisions of Section 6.02, the Servicer shall not resign from the obligations and duties hereby imposed on it except (i) upon determination that the performance of its obligations or duties hereunder are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it or its subsidiaries or Affiliates, the other activities of the Servicer so causing such a conflict being of a type and nature carried on by the Servicer or its subsidiaries or Affiliates at the date of this Servicing Agreement or (ii) upon satisfaction of the following conditions: (a) the Servicer has proposed a successor servicer to the Issuer and the Indenture Trustee in writing and such proposed successor servicer is reasonably acceptable to the Issuer and the Indenture Trustee; and (b) each Rating Agency shall have delivered a letter to the Issuer and the Indenture Trustee prior to the appointment of the successor servicer stating that the proposed appointment of such successor servicer as Servicer hereunder will not result in the reduction or withdrawal of the then current rating of the Securities; provided, however, that no such resignation by the Servicer shall become effective until such successor servicer or, in the case of (i) above, the Indenture Trustee shall have assumed the Servicer’s responsibilities and obligations hereunder or the Indenture Trustee shall have designated a successor servicer in accordance with Section 7.02. Any such resignation shall not relieve the Servicer of responsibility for any of the obligations specified in Sections 7.01 and 7.02 as obligations that survive the resignation or termination of the Servicer. Any such determination permitting the resignation of the Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Indenture Trustee.

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Section 6.05     Delegation of Duties. In the ordinary course of business, the Servicer at any time may delegate any of its duties hereunder to any Person, including any of its Affiliates, who agrees to conduct such duties in accordance with standards comparable to those with which the Servicer complies pursuant to Section 3.01. Such delegation shall not relieve the Servicer of its liabilities and responsibilities with respect to such duties and shall not constitute a resignation within the meaning of Section 6.04.

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ARTICLE VII

Default

Section 7.01     Servicing Default. If any one of the following events (“Servicing Default”) shall occur and be continuing:

(i)         Any failure by the Servicer to deposit in the Custodial Account or Payment Account any deposit required to be made under the terms of this Servicing Agreement which continues unremedied for a period of three Business Days after the date upon which written notice of such failure shall have been given to the Servicer by the Issuer or the Indenture Trustee; or

(ii)         Failure on the part of the Servicer duly to observe or perform in any material respect any other covenants or agreements of the Servicer set forth in the Securities or in this Servicing Agreement, which failure, in each case, materially and adversely affects the interests of Securityholders and which continues unremedied for a period of 45 days after the date on which written notice of such failure, requiring the same to be remedied, and stating that such notice is a “Notice of Default” hereunder, shall have been given to the Servicer by the Issuer or the Indenture Trustee; or

(iii)        The entry against the Servicer of a decree or order by a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a trustee, conservator, receiver or liquidator in any insolvency, conservatorship, receivership, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, and the continuance of any such decree or order undischarged or unstayed and in effect for a period of 60 consecutive days; or

(iv)        The Servicer shall voluntarily go into liquidation, consent to the appointment of a conservator, receiver, liquidator or similar person in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Servicer or of or relating to all or substantially all of its property, or a decree or order of a court, agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator, receiver, liquidator or similar person in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer and such decree or order shall have remained in force undischarged, unbonded or unstayed for a period of 60 days; or the Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors or voluntarily suspend payment of its obligations.;

then, and in every such case, so long as a Servicing Default shall not have been remedied by the Servicer, either the Issuer or the Indenture Trustee, by notice then given in writing to the Servicer shall terminate all of the rights and obligations of the Servicer as servicer under this Servicing Agreement other than its right to receive servicing compensation and expenses for servicing the

28

Loans hereunder during any period prior to the date of such termination and the Issuer or the Indenture Trustee may exercise any and all other remedies available at law or equity. Any such notice to the Servicer shall also be given to each Rating Agency and the Issuer. On or after the receipt by the Servicer of such written notice, all authority and power of the Servicer under this Servicing Agreement, whether with respect to the Securities or the Loans or otherwise, shall, subject to Section 7.02 of this Servicing Agreement, pass to and be vested in the Indenture Trustee, pursuant to and under this Section 7.01; and, without limitation, the Indenture Trustee is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement of each Loan and related documents, or otherwise. The Servicer agrees to cooperate with the Indenture Trustee in effecting the termination of the responsibilities and rights of the Servicer hereunder, including, without limitation, the transfer to the Indenture Trustee for the administration by it of all cash amounts relating to the Loans that shall at the time be held by the Servicer and to be deposited by it in the Custodial Account, or that have been deposited by the Servicer in the Custodial Account or thereafter received by the Servicer with respect to the Loans. All reasonable costs and expenses (including, but not limited to, attorneys’ fees) incurred in connection with amending this Servicing Agreement to reflect such succession as Servicer pursuant to this Section 7.01 shall be paid by the predecessor Servicer (or if the predecessor Servicer is the Indenture Trustee, the initial Servicer) upon presentation of reasonable documentation of such costs and expenses.

Notwithstanding any termination of the activities of the Servicer hereunder, the Servicer shall be entitled to receive, out of any late collection of a payment on a Loan which was due prior to the notice terminating the Servicer’s rights and obligations hereunder and received after such notice, that portion to which the Servicer would have been entitled pursuant to Sections 3.03 and 3.09 as well as its Servicing Fee in respect thereof, and any other amounts payable to the Servicer hereunder the entitlement to which arose prior to the termination of its activities hereunder.

Notwithstanding the foregoing, a delay in or failure of performance under Section 7.01(i) or under Section 7.01(ii) after the applicable grace periods specified in such Sections, shall not constitute a Servicing Default if such delay or failure could not be prevented by the exercise of reasonable diligence by the Servicer and such delay or failure was caused by an act of God or the public enemy, acts of declared or undeclared war, public disorder, rebellion or sabotage, epidemics, landslides, lightning, fire, hurricanes, earthquakes, floods or similar causes. The preceding sentence shall not relieve the Servicer from using reasonable efforts to perform its respective obligations in a timely manner in accordance with the terms of this Servicing Agreement and the Servicer shall provide the Indenture Trustee and the Securityholders with notice of such failure or delay by it, together with a description of its efforts to so perform its obligations. The Servicer shall immediately notify the Indenture Trustee and the Owner Trustee in writing of any Servicing Default.

Section 7.02     Indenture Trustee to Act; Appointment of Successor. (a) On and after the time the Servicer receives a notice of termination pursuant to Section 7.01 or sends a notice pursuant to Section 6.04, the Indenture Trustee shall be the successor in all respects to the Servicer in its capacity as servicer under this Servicing Agreement and the transactions set forth

29

or provided for herein and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof. Nothing in this Servicing Agreement shall be construed to permit or require the Indenture Trustee to (i) be responsible or accountable for any act or omission of the Servicer prior to the issuance of a notice of termination hereunder, (ii) require or obligate the Indenture Trustee, in its capacity as successor Servicer, to purchase, repurchase or substitute any Loan, (iii) fund any Additional Balances with respect to any Loan, (iv) pay any deductible under an insurance policy pursuant to Section 3.04, (v) fund any losses on any Permitted Investment directed by any other Servicer or (vi) be responsible for the representations and warranties of the Servicer. As compensation therefor, the Indenture Trustee shall be entitled to such compensation as the Servicer would have been entitled to hereunder if no such notice of termination had been given. Notwithstanding the above, (i) if the Indenture Trustee is unwilling to act as successor Servicer, or (ii) if the Indenture Trustee is legally unable so to act, the Indenture Trustee may (in the situation described in clause (i)) or shall (in the situation described in clause (ii)) appoint or petition a court of competent jurisdiction to appoint any established housing and home finance institution, bank or other mortgage loan or home equity loan servicer having a net worth of not less than $10,000,000 as the successor to the Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Servicer hereunder; provided that the appointment of any such successor Servicer will not result in the qualification, reduction or withdrawal of the ratings assigned to the Securities by the Rating Agencies. Pending appointment of a successor to the Servicer hereunder, unless the Indenture Trustee is prohibited by law from so acting, the Indenture Trustee shall act in such capacity as hereinabove provided. In connection with such appointment and assumption, the successor shall be entitled to receive compensation out of payments on Loans in an amount equal to the compensation which the Servicer would otherwise have received pursuant to Section 3.09 (or such lesser compensation as the Indenture Trustee and such successor shall agree). The appointment of a successor Servicer shall not affect any liability of the predecessor Servicer which may have arisen under this Servicing Agreement prior to its termination as Servicer (including, without limitation, the obligation to pay any deductible under an insurance policy pursuant to Section 3.04), nor shall any successor Servicer be liable for any acts or omissions of the predecessor Servicer or for any breach by such Servicer of any of its representations or warranties contained herein or in any related document or agreement. The Indenture Trustee and such successor shall take such action, consistent with this Servicing Agreement, as shall be necessary to effectuate any such succession.

(b)        Any successor, including the Indenture Trustee, to the Servicer as servicer shall during the term of its service as servicer (i) continue to service and administer the Loans for the benefit of the Securityholders and (ii) maintain in force a policy or policies of insurance covering errors and omissions in the performance of its obligations as Servicer hereunder and a fidelity bond in respect of its officers, employees and agents to the same extent as the Servicer is so required pursuant to Section 3.13.

(c)        Any successor Servicer, including the Indenture Trustee, shall not be deemed in default or to have breached its duties hereunder if the predecessor Servicer shall fail to deliver any required deposit to the Custodial Account or otherwise cooperate with any required servicing transfer or succession hereunder.

30

(d)        In connection with the termination or resignation of the Servicer hereunder, either (i) the successor Servicer, including the Indenture Trustee if the Indenture Trustee is acting as successor Servicer, shall represent and warrant that it is a member of MERS in good standing and shall agree to comply in all material respects with the rules and procedures of MERS in connection with the servicing of the Loans that are registered with MERS, in which case the predecessor Servicer shall cooperate with the successor Servicer in causing MERS to revise its records to reflect the transfer of servicing to the successor Servicer as necessary under MERS’ rules and regulations, or (ii) the predecessor Servicer shall cooperate with the successor Servicer in causing MERS to execute and deliver an assignment of Mortgage in recordable form to transfer the Mortgage from MERS to the Indenture Trustee and to execute and deliver such other notices, documents and other instruments as may be necessary or desirable to effect a transfer of such Loan or servicing of such Loan on the MERS® System to the successor Servicer. The predecessor Servicer shall file or cause to be filed any such assignment in the appropriate recording office. The predecessor Servicer shall bear any and all fees of MERS, costs of preparing any assignments of Mortgage, and fees and costs of filing any assignments of Mortgage that may be required under this subsection (d). The successor Servicer shall cause such assignment to be delivered to the Indenture Trustee or the Custodian promptly upon receipt of the original with evidence of recording thereon or a copy certified by the public recording office in which such assignment was recorded.

Section 7.03     Notification to Securityholders. Upon any termination of or appointment of a successor to the Servicer pursuant to this Article VII or Section 6.04, the Indenture Trustee shall give prompt written notice thereof to the Securityholders, the Issuer and each Rating Agency.

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ARTICLE VIII

Miscellaneous Provisions

Section 8.01     Amendment. This Servicing Agreement may be amended from time to time by the parties hereto, provided that any amendment be accompanied by a letter from the Rating Agencies that the amendment will not result in the downgrading or withdrawal of the rating then assigned to the Securities and a tax opinion to the effect that neither such amendment nor any action permitted by such amendment and not otherwise permitted by this Agreement will cause either REMIC I or REMIC II to fail to qualify as a REMIC or give rise to the imposition of a tax on “prohibited transactions” of a REMIC on either REMIC I or REMIC II. Promptly after the execution by the Servicer, the Issuer and the Indenture Trustee of any amendment of this Servicing Agreement pursuant to this Section 8.01, the Indenture Trustee shall provide the Custodian with written copies thereof. Any failure of the Indenture Trustee to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment.

Section 8.02     GOVERNING LAW. THIS SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 8.03     Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by certified mail, return receipt requested, to (a) in the case of the Servicer, Irwin Union Bank and Trust Company, c/o Irwin Home Equity Corporation, 12677 Alcosta Blvd., Suite 500, San Ramon, California 94583, Attention: Edwin Corbin and Mary Rottman, with a copy to Gary Iorfido, (b) in the case of Moody’s, Home Loan Monitoring Group, 99 Church Street, 4th Floor, New York, New York 10007, (c) in the case of Standard & Poor’s, 55 Water Street – 41st Floor, New York, New York 10041, Attention: Residential Mortgage Surveillance Group, (d) in the case of the Owner Trustee, Wilmington Trust Company, as set forth in the Trust Agreement, (e) in the case of the Indenture Trustee, U.S. Bank National Association, Corporate Trust Services, 60 Livingston Avenue, Mailcode: EP-MN-WS3D, St. Paul, Minnesota 55107-2232, Attention: Irwin Whole Loan Home Equity Trust 2005-C; and (f) in the case of the Underwriter, at Credit Suisse First Boston, 11 Madison Avenue, 4th Floor, New York, New York 10010, Attention: Irwin Whole Loan Home Equity Trust 2005-C; or, as to each party, at such other address as shall be designated by such party in a written notice to each other party. Any notice required or permitted to be mailed to a Securityholder shall be given by first class mail, postage prepaid, at the address of such Securityholder as shown in the Register. Any notice so mailed within the time prescribed in this Servicing Agreement shall be conclusively presumed to have been duly given, whether or not the Securityholder receives such notice. Any notice or other document required to be delivered or mailed by the Indenture Trustee to any Rating Agency shall be given on a reasonable efforts basis and only as a matter of courtesy and accommodation and the Indenture Trustee shall have no liability for failure to delivery such notice or document to any Rating Agency.

32

Section 8.04     Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Servicing Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Servicing Agreement and shall in no way affect the validity or enforceability of the other provisions of this Servicing Agreement or of the Securities or the rights of the Securityholders thereof.

Section 8.05     Third-Party Beneficiaries. This Servicing Agreement will inure to the benefit of and be binding upon the parties hereto, the Securityholders, the Owner Trustee and their respective successors and permitted assigns. Except as otherwise provided in this Servicing Agreement, no other Person will have any right or obligation hereunder.

Section 8.06     Counterparts. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 8.07     Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 8.08     Termination Upon Purchase by the Servicer or Liquidation of All Loans; Partial Redemption. The respective obligations and responsibilities of the Servicer, the Issuer and the Indenture Trustee created hereby shall terminate upon the last action required to be taken by the Issuer pursuant to the Trust Agreement and by the Indenture Trustee pursuant to the Indenture following the later of the date on or before which the Indenture or Trust Agreement is terminated.

Section 8.09     Certain Matters Affecting the Indenture Trustee. For all purposes of this Servicing Agreement, in the performance of any of its duties or in the exercise of any of its powers hereunder, the Indenture Trustee shall be subject to and entitled to the benefits of Article VI of the Indenture.

Section 8.10     Owner Trustee Not Liable for Loan Files. The recitals contained herein shall not be taken as the statements of the Owner Trustee, and the Owner Trustee assumes no responsibility for the correctness thereof. The Owner Trustee makes no representations as to the validity or sufficiency of this Servicing Agreement, of any Basic Document or of the Certificates (other than the signatures of the Owner Trustee on the Certificates) or the Notes, or of any Loan Files. The Owner Trustee shall at no time have any responsibility or liability with respect to the sufficiency of the Owner Trust Estate or its ability to generate the payments to be distributed to Certificateholders under the Trust Agreement or the Noteholders under the Indenture, including, the compliance by the Depositor or the Seller with any warranty or representation made under any Basic Document or in any related document or the accuracy of any such warranty or representation, or any action of the Certificate Paying Agent, the Certificate Registrar or the Indenture Trustee taken in the name of the Owner Trustee.

It is expressly understood and agreed by the parties hereto that with respect to the execution of this Servicing Agreement by Wilmington Trust Company (the “Trust Company”)

33

for the Issuer (a) this Servicing Agreement is executed and delivered by the Trust Company, not individually or personally, but solely as Owner Trustee, in the exercise of the powers and authority conferred and vested in it, pursuant to the Trust Agreement, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as personal representations, undertakings and agreements by the Trust Company but is made and intended for the purpose for binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on the Trust Company, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any person claiming by, through or under the parties hereto, and (d) under no circumstances shall the Trust Company be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Servicing Agreement or any other related documents.

Section 8.11 Entire Agreement.

(a)        This Servicing Agreement shall constitute the entire agreement between the parties with respect to the matters contained herein and shall supercede any prior written or oral agreements relating thereto.

(b)        With respect to the Loans transferred by the Seller pursuant to the Loan Purchase Agreement, the servicing provisions of this Servicing Agreement shall supercede in their entirety the servicing provisions of that certain Third Amended and Restated Seller’s Purchase, Warranties and Servicing Agreement, dated as of March 15, 2005, between the Seller and the Servicer (the “Irwin/CSFB Agreement”). With respect to (i) any Loan conveyed to the Issuer pursuant to the Trust Agreement, upon the termination of the Trust Agreement or (ii) any Loan which is subsequently repurchased by the Seller from the Issuer pursuant to the provisions of the Loan Purchase Agreement, the servicing provisions of the Irwin/CSFB Agreement shall again become, as applicable, operable and remain in force and effect unless and until servicing of the Loans has been otherwise transferred pursuant to the provisions thereof. Further, each of the Seller and the Servicer hereby acknowledges that except as otherwise described in the preceding sentence, the provisions of the Irwin/CSFB Agreement (including, but not limited to, any representations, warranties, repurchase obligations and indemnities) shall remain in full force and effect until terminated in accordance with the terms thereof.

34

IN WITNESS WHEREOF, the Servicer, the Indenture Trustee and the Issuer have caused this Servicing Agreement to be duly executed by their respective officers or representatives all as of the day and year first above written.

IRWIN UNION BANK AND TRUST COMPANY,
as Servicer

By:_____________________________________
Name:
Title:

IRWIN WHOLE LOAN HOME EQUITY TRUST 2005-C

By: WILMINGTON TRUST COMPANY, not
in its individual capacity but solely as Owner Trustee

By:_____________________________________
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION,
as Indenture Trustee

By:_____________________________________
Name:
Title:

Agreed and Acknowledged with respect
to Section 8.11(b) hereof by:

DLJ MORTGAGE CAPITAL, INC., as Seller

By:_______________________________
Name:
Title:

EXHIBIT A-1

GROUP 1 LOAN SCHEDULE

[TO BE PROVIDED UPON REQUEST]

A-1-1

EXHIBIT A-2

GROUP 2 LOAN SCHEDULE

[TO BE PROVIDED UPON REQUEST]

A-2-1

EXHIBIT B

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PREMISES:

In connection with the servicing of the Loans (each a “Loan” and collectively, the “Loans”) under the Servicing Agreement, dated as of August 5, 2005, among Irwin Union Bank and Trust Company ( “Servicer”), Irwin Whole Loan Home Equity Trust 2005-C ( “Issuer”) and U.S. Bank National Association ( “Indenture Trustee”). Indenture Trustee does hereby constitute and appoint Servicer as true and lawful attorneys for Indenture Trustee (but only for the purposes set forth herein) and pursuant to Section 3.01 of the Servicing Agreement hereby authorizes and empowers each such attorney, for and in the name and stead of Indenture Trustee to endorse, execute or deliver any and all documents or instruments of satisfaction or cancellations or of partial or full release or discharge, and all other comparable instruments, with respect to the Loans, all in accordance with the terms of the Servicing Agreement, including, without limitation, the recording or filing with the appropriate public officials of such documents or instruments and the endorsement and deposit of any such instrument in connection with the foreclosure of any Loan or bankruptcy or receivership of the Mortgagor of any Loan. Capitalized terms used and not otherwise defined herein shall have the respective meaning ascribed to such term in the Serving Agreement.

Indenture Trustee covenants and agrees that it shall, from time to time after the date hereof, at the request of Servicer, execute instruments confirming all of the foregoing authority of any of the attorneys or substitute attorneys. The foregoing shall not be deemed to be a breach by reason of any action or omission of any of the attorneys or such substitute attorneys as may be appointed hereunder.

This power of attorney is revocable by the Indenture Trustee.

IN WITNESS WHEREOF, the Indenture Trustee has caused this instrument to be signed by its duly authorized officer on this ____ of ________-, 200_.

U.S. BANK NATIONAL ASSOCIATION, not in
its individual capacity, but solely as Indenture
Trustee under the Indenture

By:_____________________________________
Name:
Title:

B-1

STATE OF	)
SS.
COUNTY OF	)

On this __ day of ____________, 2005, before me the undersigned, Notary Public of said State, personally appeared _______________________________ and _____________________ personally known to me to be duly authorized officers of U.S. Bank National Association that executed the within instrument and personally known to me to be the persons who executed the within instrument on behalf of U.S. Bank National Association therein named, and acknowledged to me such U.S. Bank National Association executed the within instrument pursuant to its by-laws.

WITNESS my hand and official seal.

____________________________________

Notary Public in and for the
State of ________________________

After recording, please mail to:
__________________________
__________________________
__________________________
Attn:______________________

B-2

EXHIBIT C

FORM OF REQUEST FOR RELEASE

MBMS Standard Collateral Release File Layout

This format is used for RELEASING COLLATERAL RECORDS.

Data	Type	Length	Dec	Definition / Comments
Customer Code	C	4	0	Assigned by custodian
Pool Number	C	10	0	Pool number
Loan Number	C	13	0	Loan number of collateral
Estimated Return Date	C	8	0	Date loan is expected to be returned (optional) YYYYMMDD
Ship Destination	C	6	0	Location Code
Release Code	C	2	0	Release Code Value (Ex. 1 - Payoff, 2- Foreclosure)
Document List	C	30	0	Free-form list of documents to be released with collateral file (optional)
Description	C	30	0	Notations (optional)
Requestor	C	20	0	Name of party requesting release of documents
Signator	C	4	0	Signator ID for electronic signator must be assigned by LaSalle
Amend	C	1	0	Signifies if the release is amended: 0 - Do not amend 1 - Amend Existing Release

NOTES:

1.) File is 128 characters in length.
2.) Dates should be YYYYMMDD.

Customer Code = 1007

Pool Number = CSFB-BULK or the private security deal itself

Loan Number = CSFB Loan #

EST Return is blank

Ship Destination =	PDPO	= PAID IN FULL
	SALE	= SOLD TO ANOTHER INVESTOR OR CUSTODIAN
	FORC	= FORECLOSURE
	NLIQ	= NON LIQUIDATION
	OLIQ	= OTHER LIQUIDATION – REPURCHASE

Release Codes =

1 – PAID IN FULL
2 – FORECLOSURE
4 – OTHER LIQUIDATION

C-1

5 – NON-LIQUIDATION
8 – SALE

Document List = blank

Description = blank

Requestor = who is requesting file

Signator = who’s electronic signature to use – once we set this up

Amend = 0 = do not amend

1 = Amend - this is used when you have a file out for foreclosure and you pay it off – never intending to return the file to LaSalle

C-2

EXHIBIT D

FORM OF SERVICER CERTIFICATION

Re:	Credit Suisse First Boston Mortgage Acceptance Corp.
Irwin Whole Loan Home Equity Trust 2005-C
Home Equity Loan-Backed Notes, Series 2005-C

I, ___________________________, the [senior officer in charge of servicing] of Irwin Union Bank and Trust Company (the “Servicer”), hereby certify to Credit Suisse First Boston Mortgage Acceptance Corp. (the “Depositor”) and to U.S. Bank National Association (the “Indenture Trustee”), and their respective officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.          I have reviewed the annual report on Form 10-K for the fiscal year [___], and all reports on Form 8-K containing servicing reports filed in respect of periods included in the year covered by that annual report, of the Depositor relating to the Irwin Whole Loan Home Equity Trust 2005-C (the “Trust”);

2.          Based on my knowledge, the servicing information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by that annual report;

3.          Based on my knowledge, the servicing information required to be provided to the Indenture Trustee by the Servicer under the Servicing Agreement is included in these reports;

4.          I am responsible for reviewing the activities performed by the [Servicer under the Servicing Agreement and based upon my knowledge and the annual compliance review required under the Servicing Agreement, and except as disclosed in the report, the Servicer has fulfilled its obligations under the Servicing Agreement; and

5.          The report discloses all significant deficiencies relating to the Servicer’s compliance with the minimum servicing standards based upon the report provided by an independent public accountant, after conducting a review in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar standard as set forth in the Servicing Agreement.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Servicing Agreement, dated August 5, 2005 (the “Servicing Agreement”), among the Servicer, the Indenture Trustee and the Trust.

[_________________],

as Servicer

By: __________________________

Name:

Title:

Date:

D-1